NEWS RELEASE

Broadcom Business Press Contact Bill Blanning Vice President, Public Relations 949-926-5555 blanning@broadcom.com	Broadcom Investor Relations T. Peter Andrew Sr. Director, Investor Relations 949-926-5663 andrewtp@broadcom.com

Broadcom Announces Agreement to Settle Securities
Class Action Litigation

IRVINE, Calif. – June 24, 2005 – Broadcom Corporation (Nasdaq:BRCM) today announced that it has reached an agreement in principle to settle the securities class action litigation currently pending against the company and certain of its current and former officers and directors.

The class action was brought on behalf of persons and entities who bought or acquired shares of Broadcom’s common stock, or options on such shares, between July 31, 2000 and February 26, 2001. The proposed settlement remains subject to the satisfaction of various conditions, including negotiation and execution of a final stipulation of settlement, approval by the U.S. District Court for the Central District of California following notice to members of the class, and a commitment by the company’s insurance carriers to fund a portion of the settlement payments.

Under the proposed settlement, the class action litigation will be dismissed in exchange for an aggregate cash payment of $150 million. Broadcom expects that approximately $40 million of that amount will be paid by its insurance carriers, with the balance of approximately $110 million to be paid by the company. The company expects to record its estimated portion of the settlement payment as a one-time charge in its statement of operations for the second quarter of 2005 and to pay that amount in cash into escrow in the third quarter of 2005.

Terms for distribution of the settlement fund to class members after final court approval of the settlement, and other terms of settlement, will be disclosed in a notice to be sent to class members after preliminary court approval. The court’s preliminary approval hearing is scheduled for June 27, 2005.

The company and the other defendants have steadfastly maintained that the claims raised in the class action litigation were without merit, and have vigorously contested those claims. As part of the settlement, the company and other defendants continue to deny any liability or wrongdoing.

“We have agreed to settle this lawsuit so that we may put this longstanding matter behind us and focus Broadcom’s energies and resources on our business objectives and the many market opportunities before us,” said David A. Dull, Broadcom’s Senior Vice President and General Counsel. “We have vigorously fought these charges for over four years, and we were fully prepared to take this matter to a trial on the merits. We believe we would have prevailed at trial. But, given the strength of our balance sheet and our future prospects, we concluded that this settlement provides a reasonable opportunity to avoid the continuing costs and distraction of this litigation, and eliminates the chance, however slight, of a substantially greater financial exposure that is inherent in a jury trial.”

About Broadcom
Broadcom Corporation is a global leader in wired and wireless broadband communications semiconductors. Our products enable the convergence of high-speed data, high definition video, voice and audio at home, in the office and on the go. Broadcom provides manufacturers of computing and networking equipment, digital entertainment and broadband access products, and mobile devices with the industry’s broadest portfolio of state-of-the-art system-on-a-chip and software solutions. These solutions support our core mission: Connecting everything®.

Broadcom is one of the world’s largest fabless semiconductor companies, with annual revenue of more than $2 billion. The company is headquartered in Irvine, Calif., with offices and research facilities in North America, Asia and Europe. Broadcom may be contacted at 1-949-450-8700 or at www.broadcom.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward- looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement, including, but not limited to, the risks that the settlement will not be completed or approved by the court, that any court approval will be successfully reversed on appeal, or that the charges resulting from the settlement will be higher than anticipated due to our inability to obtain contributions to the settlement by any of our insurance carriers.

Our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

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